Engagement Letter

Prepared for:

American Housing Income Trust, Inc.

Tobin & Company Securities LLC
112 South Tryon Street

Suite 1760
Charlotte, NC 28284
704.334.2772

www.TobinandCo.com

July 22nd, 2016

Jeff Howard

President & CEO

American Housing Income Trust, Inc.

34225 N. 27th Dr. Bldg 5, Suite 238

Phoenix, AZ 85085

CONFIDENTIAL

Engagement Letter

Dear Jeff,

The purpose of this contract (this “Agreement”) is to set forth the terms and conditions under which Tobin & Company Securities LLC (the “Advisor”) with its exclusive representative Justin Floyd (Managing Director of JCF Capital Advisors, LLC and the “Advisor Rep”) on this engagement, agrees to serve American Housing Income Trust, Inc. and its owners and affiliates (collectively the “Client”) as non-exclusive financial advisor in identifying, evaluating, negotiating, and securing financing alternatives for the benefit of the Client.

1. Term. The initial term of this Agreement shall be for six (6) months from July 15th, 2016 (the “Initial Term”). At the end of such Initial Term, this Agreement shall automatically renew for additional periods of one (1) month (each such additional period, a “Renewal Term” and all such Renewal Terms together with the Initial Term, the “Term”) unless either party provides written notice of termination to the other party at least fifteen (15) days prior to the expiration of the then current Renewal Term.

2. Services. The Advisor and Advisor Rep, (a) shall (i) identify and/or locate prospective capital sources for the Client, (ii) develop and furnish material describing the Client’s business to such prospective capital sources, which material shall be based upon information supplied to the Advisor by the Client, and (iii) introduce such prospective capital sources to the Client and (b) shall assist in the negotiations with prospective capital sources until the earlier of (i) termination of this Agreement pursuant to Section 1 or (ii) the closing of a transaction (or series) with a capital source selected by the Client (the “Services”).

3. Retainer Fee. As consideration for the Services during the Term of this Agreement, the Client shall pay to Justin Floyd, as exclusive Advisor Rep to the the Advisor on this engagement, a non-refundable fee equal to Twenty Thousand Dollars and No Cents ($20,000.00) (the “Retainer Fee”) of which ($10,000.00) has been paid to date which the Advisor Rep acknowledges receipt, and ($10,000) of which is payable upon execution of this agreement. All retainer payments shall be made via bank wire transfer to the account of JCF Capital Advisors, LLC as set forth in ANNEX B.

4. Success Fee. Upon the Client’s securing of a commitment for financing (“Financing”) from investors sourced or introduced to the Client by Advisor or Advisor Rep via email, meeting, or a telephone call during the term of this Agreement or within the twelve (12)-month period following the termination of this Agreement (the “Tail Period”), the Client agrees to pay to the Advisor a fee (the “Success Fee”) (to the exclusion of investors listed in Annex D) a cash payment equal to five percent (5.0%) of the total debt or equity proceeds received in the Financing plus any additional consideration received or to be received by the Client as a result of securing such commitment, including, but not limited to, all economic benefits to be realized by the Client (with full credit for the Retainer Fee as outlined in Section 3).

The cash portion of the Success Fee, as calculated above, shall be paid to the Advisor in full at closing either in cash (by wire transfer of immediately available funds) or by cashier’s check as denoted in ANNEX C.

The Client hereby agrees that failure by the Client to pay any amounts as due and payable herein shall entitle Advisor and Advisor Rep to a one percent (1.0%) monthly late fee in the form of an award of liquidated damages. The parties agree that actual damages incurred by Advisor and Advisor Rep in the event of unjustified breach by the Client are difficult to ascertain, but that they would include, at minimum, lost opportunity damages related to other advisory assignments foregone by the Advisor and Advisor Rep. The parties intend that the above liquidated damages constitutes compensation, and not a penalty. The parties acknowledge and agree that the Advisor and Advisor Rep’s harm caused by the Client’s breach would be impossible or very difficult to accurately estimate at the effective time of this Agreement, and that the above liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise from the Client’s breach. The payment of the above liquidated damages is the Advisor and Advisor Rep’s exclusive remedy solely for the Client’s breach of failing to pay any amounts due to Advisor in a timely manner as provided in this Agreement. For avoidance of doubt, the payment of the above liquidated damages as provided in this section does not reduce any amounts owed by the Client to the Advisor or Advisor Rep for services provided under this Agreement.

5. Reliance Upon and Accuracy of Information; Representation. The Client understands, acknowledges, and agrees that the Advisor may rely entirely upon publicly available information and information provided by the Client and the Client’s officers, directors, shareholders, accountants, and other agents and advisors other than counsel without independent investigation or verification by the Advisor of the accuracy and completeness of such information. Additionally, the Client agrees that the Advisor shall not have any responsibility for such independent investigation or verification.

As a condition to the Advisor’s obligation to provide the Services pursuant to this Agreement, the Client represents, warrants and covenants to the Advisor that none of the information furnished to the Advisor by the Client or contained in the Client’s filings under any federal or state securities laws shall include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. If any information provided to the Advisor becomes inaccurate, incomplete or misleading in any material respect during the Advisor’s engagement hereunder, the Client hereby agrees to so inform the Advisor. The Client hereby agrees to continuously advise the Advisor with respect to any material developments or matters that occur or come to the Client’s attention during the Term of the Advisor’s engagement hereunder. The Advisor assumes no responsibility for the titles to, or any liens, against the property or assets of the Client.

6. Indemnity. The Advisor and the Client agree to the provisions with respect to indemnification by the Client of the Advisor and certain other parties as set forth on Annex A attached hereto.

7. Limitation of Engagement to the Client. The Client acknowledges that the Advisor has been retained pursuant to this Agreement only by the Client and that the Client’s engagement of the Advisor is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner, affiliate or partner of the Client or any other person not a party hereto as against the Advisor or any of its controlling persons, members, affiliates, directors, managers, officers, employees or agents (the “Advisor Representatives”). Unless otherwise expressly agreed in writing by the Advisor, no one other than the Client is authorized to rely upon this engagement or any other statements or conduct of the Advisor pursuant to this Agreement, and no one other than the Client is intended to be a beneficiary of this Agreement. The Client acknowledges that any recommendations or advice, written or oral, given by the Advisor to the Client in connection with the Advisor’s engagement pursuant to this Agreement are intended solely for the benefit and use of the Client’s management and directors, and any such recommendations or advice of the Advisor pursuant to this Agreement shall not confer any rights or remedies upon any other person other than the Client or be used or relied upon for any other purpose other than that set forth in this Agreement.

8. Expenses. In addition to the Retainer Fee and the Success Fee set forth in Sections 3 and 4 of this Agreement, respectively, the Client hereby agrees to promptly reimburse the Advisor and Advisor Rep, upon request from time to time, not more than once monthly, for any reasonable expenses, including, but not limited to, securities laws compliance, legal, travel, research and mailing fees and expenses, incurred by the Advisor and Advisor Rep in connection with the provision of the Services pursuant to this Agreement. To be eligible for reimbursement pursuant to this Section 8, any such expenses in excess of One Thousand Dollars and No Cents ($1,000.00) must first be approved by the Client prior to being incurred by the Advisor and Advisor Rep.

9. Exclusivity. This engagement will be non-exclusive to the Advisor and the Client.

10. Successors and Assigns. The rights, title and interests of this Agreement shall inure to the respective successors and assigns of the parties hereto, and the obligations and liabilities assumed in this agreement by the parties hereto shall be binding upon their respective successors and assigns; provided, however, the Advisor shall have the right to assign its rights, title, interests, obligations and liabilities pursuant to this Agreement to any of its affiliates or subsidiaries; further, provided, however, the Client shall not have the right to assign its rights, title, interests, obligations and liabilities pursuant to this Agreement without the prior written consent of the Advisor.

11. Governing Law. This Agreement shall be interpreted under and governed by the laws of the State of North Carolina, without giving effect to its choice of law rules. The Client hereby agrees to submit to the personal jurisdiction and venue of the state and federal courts having jurisdiction over Charlotte, North Carolina for a resolution of all disputes arising in connection with the interpretation, construction and enforcement of this Agreement and hereby waives the claim or defense that such courts constitute an inconvenient forum.

12. Arbitration of Disputes. The parties to this Agreement hereby agree to attempt to resolve any dispute related to, arising from or in any way associate with this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation. In the event such dispute is not resolved through such consultation and negotiation and within fifteen (15) days of the demand of either party, such dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of any such claim or controversy shall take place in Charlotte, North Carolina.

13. No Representation. The Client hereby acknowledges and agrees that the Advisor makes no representations, expressed or implied, with respect to the Services provided by the Advisor pursuant to this Agreement. Furthermore, the Client hereby agrees that the duties of the Advisor shall not include the provision of financing, legal, tax or accounting services to the Client; such services shall be procured by the Client at its own expense.

14. Attorneys’ Fees; Interest. In the event any portion of the Retainer Fee or the Success Fee set forth in Sections 3 and 4 of this Agreement, respectively, or expense, pursuant to Section of 8 of this Agreement, is due to the Advisor from the Client and is collected by or through an attorney at law, the Client agrees to pay, upon the Advisor’s demand, the Advisor’s attorneys’ fees and expenses. If any such attorneys’ fees and expenses are not paid when due, such attorneys’ fees and expenses shall bear interest at the rate of eighteen percent (18%) from the date due until paid.

15. Survival of Obligations. The respective obligations of the parties hereunder which by their nature or terms will continue beyond the termination of this Agreement by any party for any reason or the expiration of this Agreement by its terms, including without limitation, the obligation to pay the Retainer Fee and the Success Fee, to reimburse expenses, to arbitrate disputes and to satisfy indemnity obligations, shall survive such termination or expiration of this Agreement.

16. Authority. By signing this Agreement, the signing party represents that he or she has unconditional authority to enter into this Agreement on behalf of the Client.

17. Information and Documentation. In order to provide the Advisor and Advisor Rep with full disclosure and as required for the performance of its services hereunder, within thirty (30) days following the end of each quarter or the closing of a Financing, the Client will provide the Advisor and Advisor Rep with quarterly and post-closing financial updates of the Client’s Balance Sheet and equity capitalization table for a period up to the end of the Tail Period with identification of any new funds received in the Financing including all final copies of pertinent documentation relating to a Sale, including, but not limited to, executed Letters of Intent, executed Term Sheets, and executed Purchase and Sale Agreements, as well as any other related documents that the Advisor and Advisor Rep may reasonably request. The Client hereby agrees that failure by the Client to provide the required financial disclosures in order to determine and calculate the Success Fee shall entitle the Advisor and Advisor Rep to a $100 daily late fee in the form of an award of liquidated damages until the required disclosures are provided to the Advisor and Advisor Rep. The justification for which shall be the value of the time and effort expended by the Advisor and Advisor Rep and its staff and representatives in pursuit of such information. The parties intend that the above liquidated damages constitutes compensation, and not a penalty. The parties acknowledge and agree that the Advisor and Advisor Rep's harm caused by the Client’s breach would be impossible or very difficult to accurately estimate at the effective time of this Agreement, and that the above liquidated damages are a reasonable estimate of the anticipated or actual harm that might arise from the Client’s breach. The payment of the above liquidated damages is the Advisor and Advisor Rep’s exclusive remedy solely for the Client’s breach in failing to provide required financial disclosures.

The Client agrees to make available to the Advisor and Advisor Rep the Client’s logos for use in marketing materials and potential advertisements. Any information provided by the Client to the Advisor (including any copies thereof), including, but not limited to, all data, reports, records, business opportunities and general information pertaining to the Client disclosed to the Advisor by or through the Client (the “Information”), upon the Client’s request, shall be destroyed immediately, with such destruction being certified in writing to the Client by a Managing Partner of the Advisor; provided, however, the Information shall not include analyses, compilations, studies or other documents prepared by the Advisor or the Advisor Representatives, including, but not limited to, the executive summary and offering memorandum prepared by the Advisor or the Advisor Representatives, which will be retained by the Advisor and constitute property of the Advisor.

The Client specifically agrees to fully to include the Advisor and Advisor Rep on any and all written and verbal communications with investors introduced to the Client by the Advisor or Advisor Rep. The Advisor and Advisor Rep, in its sole discretion, will have the sole right to participate or be excluded from any meetings, calls, or other forms of communications with such investors.

18. Confidentiality. The Advisor agrees to reveal the Information only to the Advisor Representatives who need to know the Information for the purpose of evaluating the transaction described above, and the Advisor agrees to inform such Advisor Representatives of the confidential nature of the Information.

For a period of one (1) year from the date hereof, the Advisor agrees to retain in strict confidence and not to disclose to others, except as provided for above, any Information received from the Client except Information which:

a.                at the time of the disclosure, is in the public domain;

b.                after disclosure, becomes part of the public domain through no violation of this Agreement by the Advisor;

c.                prior to disclosure, was in the possession of the Advisor;

d.                subsequent to disclosure, is independently developed by the Advisor independently; or

e.                is rightfully received by the Advisor on a non-confidential basis from third parties.

The Advisor shall not be regarded as having breached its obligations hereunder as a result of disclosure of the Information so long as the Advisor has taken the same precautions and care to safeguard the Information that it customarily employs to safeguard its own confidential and proprietary information against unauthorized disclosure.

Except as required by law or pursuant to order of a court of competent jurisdiction and in such event, only to such extent required by law or court order, no written or oral advice provided by the Advisor pursuant to this Agreement shall be disclosed, in whole or in part, to any third party other than the Client’s legal and accounting advisors, directors and stockholders, or circulated or referred to publicly, without the prior written consent of the Advisor. In the event disclosure is required by law or court order, the Client shall provide the Advisor written notice of such disclosure and exercise best efforts to assist the Advisor in seeking to protect the confidentiality of the information required to be disclosed.

19. Information about Client Identity Verification. United States law requires financial institutions such as the Advisor to obtain, verify and record information that identifies the Client and its investors. To comply with this requirement, the Advisor will request the Client’s corporate name, date of incorporation, business address and other information to allow the Advisor to identify the Client. Other information may be collected during the due diligence process.

Further, the Advisor will

(a)                               provide notice to each investor that identification information will be collected about the investor as required by Federal law,

(b)                               collect the following information of each investor

                 i.                    the name;

               ii.                    date of birth (for an individual);

              iii.                    an address, which will be a residential or business street address;

              iv.                    an identification number, which will be a taxpayer identification number (for U.S. persons), or one or more of the following: a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or other similar safeguard (for non-U.S. persons); and

                v.                    a photo I.D. (for an individual).

(c)                               verify the information through the collection of documents and document the verification process, including listing and saving all identifying information provided by an investor, the method used and results of verification and the resolution of any discrepancy in the identifying information, and

(d)                               retain all related documentation for its permanent files.

20. Prevailing Party. If it is necessary for either party to initiate legal proceedings to enforce the terms of this Agreement, the prevailing party in such legal proceedings shall be entitled to recover from the non-prevailing party, in addition to all other remedies, all costs of such enforcement, including reasonable attorneys’ fees and expenses.

21. Waiver. No failure or delay of the Advisor in exercising any right herein shall act as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise of any right hereunder.

22. Entire Agreement. This Agreement represents the entire agreement between the parties pertaining to this subject matter and supersedes all prior agreements, representations and understandings of the parties including the prior Letter of Intent mutually executed by American Housing Income Trust, Inc. and Justin Floyd as registered representative and Managing Director of JCF Capital Advisors, LLC dated as of March 4th, 2016.

23. Modification. This Agreement shall not be modified or amended except in writing signed by the Advisor and the Client.

24. Severability. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.

25. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

26. Section Headings. The section headings of this Agreement are merely for convenience in reading and shall not be construed to alter, modify or interpret the meaning of the provisions of this Agreement.

27. Relationship of the Parties. The parties to this Agreement hereby acknowledge and agree that the relationship of the parties is that of an independent contractor, that the obligations and responsibilities of the Advisor to the Client are limited to those specifically set forth herein, and the Advisor, by entering into this Agreement and satisfying its obligation hereunder, does not assume any fiduciary duties with respect to the Client or its board of directors, management, shareholders, employees or other agents.

Please indicate your acceptance of the terms and conditions of this Agreement by executing and returning the enclosed copy of this letter. If this Agreement is not executed and returned within five (5) days of the date hereof, or if any changes in content are made, this Agreement shall be subject to approval by one of the Advisor’s managing partners and shall not be binding on the Advisor unless and until such approval has been obtained.

Very truly yours,

Tobin & Company Securities LLC

By: /s/ Justine E. Tobin _______

Justine E. Tobin

Executive Representative

By: /s/ Justin Floyd _______

Justin Floyd

Representative

Accepted and Agreed to this 18th day of August, 2016

By: American Housing Income Trust, Inc.

By: /s/ Jeff Howard

Name: Jeff Howard

Title: President and Chief Executive Officer

ANNEX A

In connection with the Advisor’s engagement to advise and to assist the Client pursuant to the Agreement to which this Annex A is attached, the Client agrees to indemnify and to hold harmless the Advisor and each of its affiliates, and their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act of 1933 or Section 20(a) of the Securities Exchange Act of 1934), employees, affiliates, agents, counsel and other advisors (hereinafter collectively referred to as an “Indemnified Party”), to the full extent allowed by law or equity, from and against any and all judgments, losses, claims (whether or not valid), damages, costs, fees, expenses or liabilities, joint or several, to which an Indemnified Party may become subject, related to or arising out of the Advisor’s engagement or performance under the Agreement, the transactions contemplated thereby, the services to be rendered by the Advisor under the Agreement, or any actual or threatened claim, litigation, investigation, proceeding or action in any court or before any regulatory, administrative or other body relating to any of the foregoing (hereinafter referred to collectively as a “Claim”), and shall, upon request, reimburse an Indemnified Party for all legal and other costs, fees and expenses as they are incurred in connection with investigating, preparing or defending a Claim, whether or not such Indemnified Party is ever made party to any legal proceedings or such Claim arose before or after the date hereof; provided, however, that no such indemnification shall be required to be paid to an Indemnified Party with respect to a Claim that is finally determined by a court of competent jurisdiction (after exhaustion of all appeals) or in an arbitration conducted in accordance with this Agreement to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

In the event that the foregoing indemnity is unavailable or insufficient for any reason (other than by reason of the terms hereof) to hold any Indemnified Party harmless, then the Client shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits received by such Indemnified Party and the Client in connection with the matters to which the Claim relates. If an allocation solely on the basis of benefits is judicially determined to be impermissible, then the Client shall contribute in such proportion as appropriately reflects the relative benefits and relative fault of the Client and such Indemnified Party, as well as any other equitable considerations. In no event shall the Client contribute less than the amount necessary to ensure that the aggregate liability of the Advisor and any other Indemnified Party for contribution pursuant to this paragraph in connection with all Claims does not exceed the amount of fees actually received by the Advisor under the Agreement. For purposes hereof, relative benefits to the Client and the Advisor of the transaction pursuant to this Agreement (the “Transaction”) shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Client and/or its security holders in connection with the Transaction bears to the fees paid to the Advisor under the Agreement in respect of such Transaction, and other relative fault of each Indemnified Party and the Client shall be determined by reference to, among other things, whether the actions and omissions to act were by such Indemnified Party or the Client and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action or omission.

All amounts due to an Indemnified Party hereunder shall be payable by the Client promptly upon request by such Indemnified Party. In addition, the Client agrees to pay all costs and expenses (including attorneys’ fees) incurred by an Indemnified Party to enforce the terms of this Annex A.

The Client agrees not to enter into any waiver, release or settlement of any Claim (whether or not the Advisor or any other Indemnified Party is a formal party to such Claim) in respect of which indemnification may be sought hereunder without the prior written consent of the Advisor (which consent will not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of the Advisor and each Indemnified Party from all liability arising out of such Claim. The Advisor may enter into any waiver, release or settlement of any Claim (whether or not the Advisor or any other Indemnified Party is a formal party to such Claim) in respect of which indemnification may be sought hereunder without the prior written consent of the Client if the Client shall have not paid in full all undisputed fees and expenses then due and payable to the Advisor and each Indemnified Party under the Agreement (including this Annex A).

The provisions of this Annex A shall be in addition to any liability which the Client may otherwise have to the Advisor; shall not be limited by any rights that the Advisor or any other Indemnified Party may otherwise have; shall remain in full force and effect regardless of any expiration or termination of the Advisor’s engagement; and shall be binding upon any successors or assigns of the Advisor and the Client.

ANNEX B

Wiring Instructions

(Advisor Rep Retainer Fee Payments)

Company Name: JCF Capital Advisors, LLC

Company Address: 4370 La Jolla Village Drive, Suite 400

San Diego, CA. 92122

Bank Name: Wells Fargo Bank, N.A.

Bank Address: 1302 Garnett Avenue, San Diego, CA 92109

ABA Routing Number: 121000248

Credit Bank Account Name: JCF Capital Advisors, LLC

Credit Bank Account Number: 2169149909

ANNEX C

REDACTED FOR SECURITY PURPOSES.

ANNEX D

Excluded Investor List

None other than current captable as of July 15, 2016.

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